Exhibit 23.3

               Consent of Independent Certified Public Accountants

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 27, 2001 (except for Note 6 which was as of April 9, 2001), relating to the consolidated balance sheet of Franklin Street Partners Limited Partnership and Subsidiaries as of December 31, 2000 and the related consolidated statements of operations, partners' capital and cash flows for each of the two years in the period ended December 31, 2000, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission on March 29, 2002.

                                                          BDO Seidman, LLP

Boston, Massachusetts
July 1, 2002